EXHIBIT 10.27

STATEMENT OF WORK

This Statement of Work (“SOW”) is incorporated into the Consulting Agreement by and between CareCloud, Inc. (“CareCloud” or the “Company”) and Hill City Advisors, LLC (“Consultant”). This SOW describes services and work products to be performed and provided by Consultant pursuant to the Consulting Agreement. If any item in this SOW is inconsistent with the Consulting Agreement prior to such incorporation, the terms of this SOW will control, but only with respect to the Services to be performed under this SOW.

1.	Scope of Services:

Consultant shall, from Commencement Date as mentioned below, provide CareCloud with executive management advisory Consulting services, as appropriate. Consultant will be responsible for the following (collectively referred to as the “Services”):

●	Providing executive management advisory consulting services to CareCloud’s Executive Chairman and CEO on such matters as requested including, but not limited to operations, sales, legal, business strategy, and any other matters requested by the Executive Chairman or CEO. Such services shall include, without limitation and at the sole discretion of the Executive Chairman and/or CEO:

○	Support development and implementation of leadership strategies;
○	Engagement in discussions with key stakeholders to identify specific areas of improvement;
○	Leveraging Consultant’s skills and industry experience to provide actionable recommendations; and
○	Develop and implement strategies to optimize organization performance.

Performance shall be subject to review by Company. Consultant has represented that he is qualified to perform such services and that he will use reasonable professional skills and his best efforts to perform services hereunder. Consultant will abide by CareCloud’s standard policies, procedures, and rules of conduct and will comport himself lawfully and with integrity. Consultant will at all times be and represent himself to be an independent contractor and not an agent or employee of CareCloud. Consultant shall not have the power or authority to bind CareCloud, its subsidiaries, or affiliates, and shall not make any commitment or contract on behalf of CareCloud, its subsidiaries, or affiliates.

2.	Terms of Agreement. This SOW shall begin on February 1, 2024 (“Commencement Date”) and continue on a month-to-month basis unless terminated by either Party with ten (10) days written notice. For purposes of clarity, this SOW shall not amend any terms of Exhibit A, the Services hereunder are independent of the services under Exhibit A and the Services thereunder shall continue.

3.	Fee Schedule. Company agrees to pay Consultant twenty-five thousand dollars ($25,000) per month. Company shall pay Consultant monthly and Consultant shall email a monthly invoice for the pertinent period to CareCloud’s Accounts Payable Team: payable@carecloud.com.

CONSULTANT:

Hill City Advisors, LLC

Signed:	/s/ Stephen Snyder

Name:	Stephen Snyder

Title:	Managing Member

Date:	1/29/24